        Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Form 8-K of our report (which contains an explanatory paragraph relating to VirnetX, Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements) dated April 30, 2007, relating to the financial statements of VirnetX, Inc. as of December 31, 2005 and 2006 and for the period from August 2, 2005 (date of inception) to December 31, 2005 and the year ended 2006, which appears in such Form 8-K.

/s/ Burr, Pilger & Mayer LLP
Palo Alto, CA
July 10, 2007